Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of MoneyLion Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned have executed this Joint Filing Agreement this 2nd day of June, 2023.

/s/ Daniel Fried
Daniel Fried

/s/ Patrick Capra
Patrick Capra

/s/ Jeffrey Frommer
Jeffrey Frommer

/s/ Lyusen Krubich
Lyusen Krubich